Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration ("MSHA"), under the Federal Mine Safety and Health Act of 1977 (the "Mine Act"). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law, and amended in December 2011. When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation.

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the quarter ended September 30, 2026.

Mine	Section 104 S&S Violations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to have Patterns Under Section (c)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

South Mountain Project	0	0	0	0	0	$0	0	no	no	0	0	0

Trout Creek Project	0	0	0	0	0	$0	0	no	no	0	0	0